SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2001

PACIFICARE HEALTH SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21949	95-4591529
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3120 Lake Center Drive
Santa Ana, California 92704
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (714) 825-5200

1.

Item 5. Other Events.
Item 7. Exhibits.
SIGNATURE
Exhibit Index
EXHIBIT 99.1
EXHIBIT 99.2

Item 5. Other Events.

      On June 20, 2001, PacifiCare Health Systems, Inc. (the “Company”) announced the extension of the expiration date and time of its cash tender offer for all of the outstanding 7% Senior Notes due 2003 (the “Senior Notes”) of its wholly-owned subsidiary, PacifiCare Health Plan Administrators, Inc. (“PHPA”), and the establishment of a new price determination date for calculating the consideration to be paid to tendering note holders. A copy of the Company’s press release relating to the extension of the expiration date and time of the tender offer and the new price determination date is attached hereto as Exhibit 99.1

      On June 15, 2001, the Company announced the expiration of the consent solicitation made in connection with its cash tender offer for the Senior Notes. The Company received the note holder consents to certain proposed amendments to the indenture under which the Senior Notes were issued that enable the elimination of substantially all restrictive covenants and certain event of default provisions in the indenture, as described in the Offer to Purchase and Consent Solicitation Statement. The Company, PHPA and The Chase Manhattan Bank, as trustee, entered into the Second Supplemental Indenture, dated as of June 14, 2001. The Second Supplemental Indenture implements the proposed amendments, which only become effective and operative upon the purchase by the Company, by acceptance for payment, of all of the Senior Notes that are validly tendered (and not withdrawn) pursuant to the tender offer. A copy of the Second Supplemental Indenture is attached hereto as Exhibit 99.2.

Item 7. Exhibits.

99.1	Press Release by PacifiCare Health Systems, Inc., dated June 20, 2001, announcing the extension of the expiration date and time of its cash tender offer and the establishment of a new price determination date.

99.2	Second Supplemental Indenture, dated as of June 14, 2001, by and between the Registrant, PacifiCare Health Plan Administrators, Inc. and The Chase Manhattan Bank, as trustee.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PACIFICARE HEALTH SYSTEMS, INC.

Dated: June 22, 2001	By:	/s/ Susan L. Berkel

Susan L. Berkel Senior Vice President of Finance and Corporate Controller (Chief Accounting Officer)

2.

Exhibit Index

99.1	Press Release by PacifiCare Health Systems, Inc., dated June 20, 2001, announcing the extension of the expiration date and time of its cash tender offer and the establishment of a new price determination date.

99.2	Second Supplemental Indenture, dated as of June 14, 2001, by and between the Registrant, PacifiCare Health Plan Administrators, Inc. and The Chase Manhattan Bank, as trustee.